Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ADIAL PHARMACEUTICALS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	3,000,000	$0.34	$1,020,000.00	0.0001531	$156.17

Total Offering Amounts:							$1,020,000.00		156.17
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$156.17

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Offering Note(s)

(1)	The securities to be registered include options and other rights to acquire the common stock, par value $0.001 per share, of Adial Pharmaceuticals, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2017 Equity Incentive Plan, as amended (the “Plan”).

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high ($0.35) and low ($0.33) sales prices per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market as of September 8, 2025.

Rounded up the nearest cent.